As filed with the Securities and Exchange Commission on January 19, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SCHOOL SPECIALTY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin (State or Other Jurisdiction of Incorporation or Organization)	39-0971239 (I.R.S. Employer Identification No.)

W6316 Design Drive

Greenville, Wisconsin  54942

(920) 734-5712

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated School Specialty, Inc.

1998 Stock Incentive Plan

(Full Title of the Plan)

David J. Vander Zanden

President and Chief Executive Officer

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin  54942

(920) 734-5712

(Name, address, including zip code, and telephone number, including area code,

of agent for service of process)

With a copy to:

R. Scott Kilgore, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue

Washington, DC  20006

(202) 663-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	541,851 shares (1)	$22.73 (2)	12,318,106 (2)	$1,318.04

(1)  In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are calculated on the basis of (a) $22.55, the weighted average exercise price of the 535,096 shares subject to outstanding stock option grants under the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan at prices ranging from $15.00 to $59.84, and (b) the average of the high and low sale prices of the Registrant’s Common Stock on the Nasdaq Stock Market on January 11, 2007, in accordance with Rule 457(c) under the Securities Act of 1933, as amended for the 6,755 shares issuable under the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan, which are not subject to outstanding options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by School Specialty, Inc., a Wisconsin corporation (the “Registrant”, the “Company” or “School Specialty”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 541,851 shares of the Registrant’s common stock, par value $.001 per share for issuance pursuant to the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the “1998 Option Plan”).  The shares available under the 1998 Option Plan have increased in accordance with the terms of the 1998 Option Plan.

In accordance with General Instruction E to Form S-8, the Company hereby incorporates by reference the contents of Registration Statements No.  333-64193, 333-90361, and 333-102089, filed with the Commission, respectively, on September 24, 1998, November 5, 1999, and December 20, 2002 and the Post-Effective Amendment filed thereto on September 5, 2000 (SEC File No. 333-64193) and on December 20, 2002 (SEC File No. 333-102089), together with all exhibits filed therewith or incorporated in each.

PART I

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this registration statement, as required by Rule 428(b) under the Securities Act. All such documents will be dated and maintained in a “prospectus file” meeting the requirements of Rule 428(a) and will contain in a conspicuous place the legend required by Rule 428(b)(1). Such documents are not being filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission.  The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)

The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)

The description of School Specialty common stock as set forth in its Registration Statement on Form 8-A filed by the Company under the Exchange Act on June 4, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

Section 180.0851 of the Wisconsin Business Corporation Law (the “WBCL”) requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company.  In all other cases, Section 180.0851 of the WBCL requires the Company to indemnify a director or officer against liability incurred by such person in a proceeding to which such person was a party because he or she was a director or officer of the Company, unless liability was incurred because he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes:  (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858 of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or by-laws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

Unless otherwise provided in the Company’s articles of incorporation or by-laws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL:  (i) by majority vote of a disinterested quorum of the board of directors or committee consisting of disinterested directors; (ii) by independent legal counsel chosen by a majority vote of a disinterested quorum of the board of directors or a committee consisting of disinterested directors; (iii) by a panel of three arbitrators (one of which is chosen by disinterested directors as described above); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and written undertaking to repay any amounts advanced if it is determined that indemnification by the Company is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0857 of the WBCL permits the Company to purchase insurance on behalf of a director or officer of the Company against liability incurred by such person in his or her capacity as a director or officer or arising from his or her status as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to such person against the same liability under Sections 180.0851 to 180.0858 of the WBCL.

As permitted by Section 180.0858, the Company has adopted indemnification provisions in its by-laws that closely track the statutory indemnification provisions with certain exceptions.  In particular, Article VII of the Company’s by-laws, among other items, provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

In accordance with Section 180.0857 of the WBCL, Article VII of the Company’s By-laws allows the Company to purchase insurance for directors and officers.  Through insurance, the officers and directors of the Company are also insured for acts or omissions related to the conduct of their duties.  The insurance covers certain liabilities that may arise under the Securities Act of 1933, as amended.

Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this item.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with any proceeding involving securities regulation. In accordance with this provision, the Company’s By-Laws provide for mandatory indemnification and allowance of expenses for directors, officers, designated employees and designated agents for proceedings involving securities-related matters.

Item 8.  Exhibits

Exhibit Number	Description
4.1	Articles of Incorporation of School Specialty, Inc., incorporated herein by reference to Appendix B of the School Specialty, Inc. definitive Proxy Statement dated July 24, 2000
4.2	Amended Bylaws of School Specialty, Inc., incorporated herein by reference to Exhibit 3.1 of School Specialty, Inc.’s Quarterly Report on Form 10-Q for the period ended October 29, 2005
5.1	Opinion of Godfrey & Kahn, S.C.
23.1	Consent of Deloitte and Touche LLP, independent registered public accounting firm
23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)
24.1	Power of Attorney
99.1

Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (incorporated by reference from Exhibit 4.1 to School Specialty’s Registration Statement on Form S-8 filed with the Commission on December 20, 2002)

Item 9.  Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenville, Wisconsin on the 19th day of January, 2007.

SCHOOL SPECIALTY, INC.

By:

/s/ David J. Vander Zanden

David J. Vander Zanden

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 19, 2007	By: /s/ David J. Vander Zanden David J. Vander Zanden Director, President and Chief Executive Officer (Principal Executive Officer)

Date: January 19, 2007	By: /s/ David G. Gomach David G. Gomach Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: January 19, 2007	By: /s/ Terry L. Lay* Terry L. Lay Chairman of the Board

Date: January 19, 2007	By: /s/ Edward C. Emma* Edward C. Emma Director

Date: January 19, 2007	By: /s/ Jonathan J. Ledecky* Jonathan J. Ledecky Director

Date: January 19, 2007	By: /s/ Leo C. McKenna* Leo C. McKenna Director

Date: January 19, 2007	By: /s/ Jacqueline F. Woods* Jacqueline F. Woods Director

*pursuant to power of attorney

By:

/s/ David J. Vander Zanden

David J. Vander Zanden

Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of School Specialty, Inc., incorporated herein by reference to Appendix B of the School Specialty, Inc. definitive Proxy Statement dated July 24, 2000
4.2	Amended Bylaws of School Specialty, Inc., incorporated herein by reference to Exhibit 3.1 of School Specialty, Inc.’s Quarterly Report on Form 10-Q for the period ended October 29, 2005
5.1	Opinion of Godfrey & Kahn, S.C.
23.1	Consent of Deloitte and Touche LLP, independent registered public accounting firm
23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)
24.1	Power of Attorney
99.1

Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (incorporated by reference from Exhibit 4.1 to School Specialty’s Registration Statement on Form S-8 filed with the Commission on December 20, 2002)